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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                      FORM N-8A

             NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8 (A)
                        OF THE INVESTMENT COMPANY ACT OF 1940


    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Mason Street Funds, Inc.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE): 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

TELEPHONE NUMBER (INCLUDING AREA CODE): (414) 271-1444

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS: James R. Eben, The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

CHECK APPROPRIATE BOX:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes /x/ No / /

    Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Milwaukee and State of Wisconsin on this 5th day of December, 1996.

                                       MASON STREET FUNDS, INC.


                                       By: JAMES D.ERICSON
                                           ----------------------------------
                                             James D. Ericson, President

Attest:

MERRILL C. LUNDBERG
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Merrill C. Lundberg, Secretary